UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Autoliv, Inc.
(Name of Registrant as Specified In Its Charter)

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April 11, 2014

Dear Autoliv Stockholder,

The proxy statement for the 2014 Annual Meeting of Stockholders (the “Proxy Statement”) of Autoliv, Inc., a Delaware corporation (the “Company”), to be held on Tuesday, May 6, 2014 (the “Meeting”), was first made available to the stockholders of the Company on or about March 26, 2014. Since then, there have been some developments regarding the Board of Directors of the Company (the “Board”). We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in the Supplement to Proxy Statement enclosed herewith.

Recent Developments

On April 3, 2014, the Company announced that Mr. Lars Nyberg, director and Chairman of the Board, informed the Board that he will withdraw his name from nomination for re-election to the Board at the Meeting. In connection with his withdrawal from nomination, Mr. Nyberg also informed the Board that he will resign as Chairman of the Board, effective immediately. Mr. Nyberg will continue to serve on the Board as a director through the certification of the results of the vote at the Meeting. In informing the Board of his decision, Mr. Nyberg indicated that he did not want the ongoing investigations relating to his former employment with TeliaSonera to distract from the Company’s continued success.

On April 3, 2014, the Board appointed Mr. Jan Carlson, a current director and the President and Chief Executive Officer of the Company, as Interim Chairman of the Board, effective immediately. The Board is currently working through a process regarding the decision of Chairman of the Board and is likely to make an announcement before, or in connection with, the Meeting. If the Board should decide to appoint Mr. Carlson as the Chairman of the Board, the Board would also appoint an independent lead director as described in the enclosed Supplement to Proxy Statement.

At this time, the Board is not nominating a replacement director for election at the Meeting and has reduced the size of the Board to seven members effective immediately following the certification of the results of the vote at the Meeting.

Impact on Voting at the Meeting

Other than Mr. Nyberg, the nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Meeting. Notwithstanding Mr. Nyberg’s withdrawal, the form of proxy card included in the Company’s definitive proxy materials remains valid. However, any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining two nominees, as named in the Proxy Statement, and any votes that are or have been submitted with instruction to vote for Mr. Nyberg will be disregarded.

Sincerely,

Anthony J. Nellis

Interim Vice President for Legal Affairs, General

Counsel and Secretary

Supplement to Proxy Statement

FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS MAY 6, 2014

This proxy statement supplement, dated April 11, 2014 (the “Supplement”), supplements the proxy statement dated March 26, 2014 (the “Proxy Statement”) relating to the proxy being solicited by the Board of Directors (the “Board”) of Autoliv, Inc., a Delaware corporation (the “Company”), in connection with the Company’s 2014 Annual Meeting of Stockholders (the “Meeting”) to be held on Tuesday, May 6, 2014.

Board Leadership Structure

The Board is responsible for selecting the Company’s Chairman of the Board (the “Chairman”) and Chief Executive Officer (the “CEO”). The Company’s By-laws and Corporate Governance Guidelines do not require the separation of the positions of the Chairman and the CEO. The Corporate Governance Guidelines permit the Board to determine the most appropriate leadership structure for the Company at any given point in time and give the Board the ability to choose a Chairman that it deems best for the Company.

Most recently, the Company had separated the positions of CEO and Chairman and had an independent Chairman, although the Board has utilized different structures in the past including having one person serve as the CEO and the Chairman or having a non-independent Chairman with a lead director. It is a common practice for US public companies to combine the roles of Chairman and CEO. The Board periodically evaluates the Company’s leadership structure and determines whether combining or separating the roles of CEO and Chairman is in the best interests of the Company and its stockholders based on circumstances existing at the time.

In light of Mr. Nyberg’s resignation, the Board believes it was in the Company’s best interest to appoint Mr. Carlson as the Interim Chairman. As noted above, the Board is currently working through a process regarding the decision of Chairman. If the Board decides to appoint Mr. Carlson as the Chairman and combine the roles of CEO and Chairman, it will appoint a lead independent director to serve as the principal liaison between the Chairman and the other independent directors. The lead director typically works with the Chairman and other members of the Board to provide independent leadership of the Board’s affairs on behalf of the Company’s stockholders. Appointing a lead director would strike an appropriate balance to the combined Chairman and CEO role and fulfill the important requirements of independent leadership on the Board. The duties of the lead independent director, if established, would include, but are not necessarily limited to, the following:

•	preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	serve as liaison between the Chairman and the independent directors;

•	approve information sent to the Board;

•	approve meeting agendas for the Board;

•	approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	having the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensure that he or she is available for consultation and direct communication.

If the Board chooses to establish a lead independent director, the Company intends to amend its Corporate Governance Guidelines prior to or in connection with the Meeting to set forth the specific duties and responsibilities of the lead independent director.

Reduction in Size of Board

The Company’s By-Laws provide that the size of the Board shall be fixed from time to time exclusively by the Board. The size of the Board is currently fixed at nine members and is divided into three classes (one class of two members and two classes of three members each); however, as mentioned above, the Board has elected to reduce the size of the Board to seven members effective immediately following the certification of the results of the vote at the Meeting. This reduction in the Board will eliminate the vacancy that exists as of today and the vacancy that will exist after Mr. Nyberg is not re-elected to the Board as a result of him withdrawing his nomination. After such reduction, the Board will be divided into two classes of two members and one class of three members each. However, the Board is free, under the By-laws, to expand the Board and appoint directors to fill such newly created vacancies and continues to search for qualified director candidates.

Board Structure After Declassification

One of the items that the Company is asking its stockholders to vote on at the Meeting is a proposal to amend the Company’s Restated Certificate of Incorporation (the “Restated Certificate”) to declassify the Board. As set forth in the Proxy Statement, if this proposal is approved, the Restated Certificate will be amended to provide for the phased elimination of the classified structure of the Board over a three-year period. The declassification of the Board would be phased in commencing with the 2015 annual meeting of stockholders, and would result in the Board being fully declassified (and all Board members standing for annual elections) commencing with the 2017 annual meeting of stockholders.

As mentioned above, the Board has agreed to reduce the size of the Board to seven members. Below is an updated schedule for implementing the declassification of the Board pursuant to the proposed amendment based on a seven-member Board:

Annual Meeting Year	Number of Directors Elected	Length of Term (Expiration Date)
2014	Two Directors	Three years (2017)
2015	Three Directors	One year (2016)
2016	Five Directors	One year (2017)
2017 (and thereafter)	Full Board	One year (next annual meeting)